Exhibit 10.13

SECURED PROMISSORY NOTE

$20,000,000.00	November 6, 2023
Portland, Maine

FOR VALUE RECEIVED, H.C. Starck Solutions Euclid, LLC (formerly known as Euclid Facility Holdings, LLC), a Delaware limited liability company, whose address is 21801 Tungsten Road, Euclid, OH 44117-117, H.C. Starck Solutions Coldwater, LLC (formerly known as Coldwater Facility Holding, LLC), a Delaware limited liability company, whose address is 460 Jay Street, Coldwater, MI 49036, and Elmet Technologies LLC, a Maine limited liability company, with an address of 2 Portland Fish Pier, Suite 214, Portland, ME 04101 (collectively the “Maker”), jointly and severally promise to pay to the order of Great Falls Property, LLC, a Maine limited liability company with a mailing address of P.O. Box 9340, Auburn, Maine 04210S (“Lender”), the principal sum of Twenty Million and 00/100ths Dollars ($20,000,000.00), together with interest computed from the date of this Secured Promissory Note (“Note”) at the rates hereinafter set forth until paid. Principal and interest, and all other sums due hereunder shall be payable at the address of Lender set forth above (or at any other office or at such other place as the holder hereof may designate by written notice).

1. INTEREST RATES AND ADJUSTMENTS; PAYMENT SCHEDULE. Maker shall pay interest on the outstanding principal balance of this Note at a variable rate equal to The Wall Street Journal Prime Rate (the “Index”), plus one percent (1.0%) per annum. The Index is defined below. Lender will adjust the variable interest rate from time to time effective immediately on the date of each change in the Index. However, the interest rate charged on this Note shall never be less than 9.5%.

Definition of Index. The Index is The Wall Street Journal Prime Rate. It is defined as the Prime Rate published daily in The Wall Street Journal, usually in the “Money Rates” section, as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks. Such rate is used by Lender as a reference rate to calculate the interest payable to it under notes or other agreements providing interest based on such Index. The Index is not determined by Lender.

If The Wall Street Journal shall cease publication of the Prime Rate, Lender, or any subsequent holder of this Note, may designate an alternative index consisting of the prime or base rate of interest offered by money center lenders in the United States, including Lender, as published in a reputable business publication. In the event that more than one prime or base rate shall be so published, the index shall consist of the highest of such published rates.

General. The interest rates set forth above shall not at any time exceed the highest rates permitted by law. All computations of interest shall be made on the basis of a 360-day year and paid for the actual number of days elapsed.

Beginning on the day that is one month after the date of Closing and on the same day of each succeeding month thereafter, Maker will make payments of interest only.

Notwithstanding anything elsewhere set forth herein, Maker will make principal payments on this Note in accordance with the following schedule:

●	On or before that date which is Thirty (30) days from the date of this Note, a principal payment of Two Million Dollars ($2,000,000.00);

●	On or before that date which is Twelve (12) months from the date of this Note a principal payment of One Million Five Hundred Thousand ($1,500,000.00);

●	On or before that date which is Twenty-Four (24) months from the date of this Note, a principal payment of One Million Five Hundred Thousand ($1,500,000.00); and

●	Subject to Section 2 below, the final installment due on November 6, 2028 (the “Maturity Date”) shall be payable, in all events, in an amount sufficient to pay all principal, accrued interest and other costs and charges then remaining unpaid.

2. EXTENSION OF MATURITY DATE. Provided the Maker is not otherwise in default hereunder, the Maker may, by notice to the Lender not earlier than ninety (90) days and not later than forty-five (45) days prior to the Maturity Date, request that the Lender extend the Maturity Date for an additional two (2) years from the Maturity Date (the “Extended Maturity Date”). As a condition precedent to any such extension, the Maker shall (i) deliver to the Lender a certificate dated as of the Maturity Date, signed by an officer of Maker (A) certifying and attaching the resolutions adopted by Maker approving or consenting to such extension and (B) certifying that no Default exists and (ii) pay a fee to the Lender an extension fee equal to 0.075% on the amount of the unpaid principal balance at the time of requesting such extension.

3. APPLICATION OF PAYMENT; LATE CHARGES. Monthly payments shall be applied as follows: (1) to all costs due to the holder under this Note or any other documents executed in connection with the loan evidenced hereby; (2) to the interest on the unpaid balance of the debt evidenced hereby; and (3) the remainder to the unpaid principal balance of the debt until the same is paid in full. Overdue (to the extent permitted by applicable law) interest on the Loan and all other amounts payable by Maker to Lender shall bear interest payable on demand at an annual rate equal to 15.0% (the “Default Rate”). Interest shall accrue at the Default Rate upon the Maker’s failure to make payments when due, following 10 days’ notice of default. In addition, Maker shall pay to Lender a late charge equal to five percent (5%) of any amount of principal and/or interest which is not paid within ten (10) days of the date when due.

4. PREPAYMENT. There is hereby granted by the holder hereof to the Maker and any other party liable thereto, the privilege of making prepayment in full of the principal balance hereof or of making partial prepayments of the balance of principal hereof on any installment payment date without premium or penalty. Payments of interest or principal and interest scheduled aforesaid shall not be reduced, suspended, or interrupted by reason of any such partial prepayments.

5. DEFERRED ORIGINATION FEE. On or before that date which is Thirty (30) days from the date of this Note, Maker shall pay to Lender a deferred origination fee in the amount of Fourteen Thousand Two Hundred Dollars ($14,200.00);

6. RELATION TO OTHER LAWS. This Note is subject to the condition that at no time shall Maker or other liable parties be obligated or required to pay interest at a rate that could subject the holder hereof to either civil or criminal liability, forfeiture or loss of principal, interest or other sums as a result of being in excess of the maximum interest rate which Maker or other liable parties are permitted by law to contract or agree to pay or that holder is permitted by law to receive. If by the terms of this Note, Maker or other liable parties would at any time be required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate for so long as such maximum rate shall be in effect and shall thereafter be payable at the rate herein provided. If any obligation or portion of this Note is determined to be invalid or unenforceable under law, it shall not affect the validity or enforceability of the remaining obligations or portions hereof.

7. DEFAULT; ACCELERATION. In case of default in the payment of any installment of interest or of principal and interest within ten (10) days of when due hereon, including any late charge; or if Maker defaults (which default is not cured within any applicable grace period) in the terms, obligations, covenants, agreements or conditions of any of the Loan Documents; or if Maker defaults in any subsequent agreement with Lender secured by said real property or said personal property; or if Maker is liquidated or dissolved for any reason or undergoes a change in ownership or structure; or if Maker shall become insolvent or be unable to pay its debts as they come due; or makes an assignment for the benefit of creditors, files a petition in bankruptcy or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for it or with respect to any substantial part of its assets or commences any proceedings under any bankruptcy, reorganization, arrangements, receivership, composition, liquidation, readjustment of debt, dissolution or liquidation law or statute or any other law or statute of the same kind; or has any such petition or application filed against it or any such proceedings commenced against it which remain undismissed for a period of sixty (60) days or more; or by any act or omission of Maker, shall indicate its consent to approval of or acquiescence in the filing of any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or with respect to any substantial part of its properties or suffers any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or shall enter into any agreement with one or more creditors for extension, arrangement or composition of a substantial portion of Maker’s indebtedness (excluding the incurrence of new obligations and the renewal of obligations in the ordinary course of such party’s business); or if Maker shall become a party to any merger or consolidation; then, in any of such cases, the holder of this Note shall have the option, in addition to all other rights to declare due and payable at once the entire principal balance hereof together with accrued interest and prepayment premiums, if any, at the rates hereinabove provided.

8. Upon the occurrence of any event of default under this Note, Lender may declare due and payable at once all amounts outstanding hereunder. Lender shall not be required to pursue or to exhaust its remedies against Maker, or its successors, or against any other party liable for payment hereof, whether maker, guarantor, or otherwise, or against any property or assets mortgaged or pledged as security herefor, but upon nonpayment or nonperformance hereof may immediately demand and enforce payment and performance from any one or more of Maker(s) or guarantor(s), or may seek to realize upon the value of any collateral, without the necessity of joining any other Maker(s) or guarantor(s), and in each case without any requirement of first seeking to collect the debt evidenced by this Note from any other source. Each Maker hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Note may be brought in any state or federal court with venue in the State of Maine, at the election of Lender. By the execution and delivery hereof, each Maker hereby irrevocably submits to the nonexclusive jurisdiction of any such court in any such action or proceeding. Each Maker and each guarantor shall be liable for, and hereby agrees to pay, upon demand, any and all reasonable costs or expenses of any nature whatsoever incurred by Lender in endeavoring to collect or enforce this Note against any party including, without limiting the generality of the foregoing, reasonable attorneys’ and paralegal fees and expenses. Lender shall not be deemed to have waived any of its rights or remedies under this Note or under any of the documents constituting security for this Note by any act, delay, omission or failure or refusal to exercise any of such rights or remedies. No waiver by Lender of any kind shall be valid unless it is in writing and signed by an officer of Lender, and then only to the extent specifically stated. All of the rights and remedies of Lender shall be cumulative and not exclusive, and may be exercised on any one or more occasions either singularly or concurrently.

9. PLACE OF PAYMENT; NOTICES. All payments due hereunder and any notice given by Maker to the holder hereof shall be addressed to Lender at its address as set forth above on page 1 of this Note, unless written notice of another holder or address be given to Maker. Any notice by holder to Maker hereof shall be addressed to the address of Maker set forth above on page 1 of this Note, or to such other address of Maker to which holder customarily addresses correspondence, unless written notice of another address is given by the Maker to the holder hereof. Any notice shall be deemed duly given if addressed in the manner herein provided and sent postage prepaid, certified or registered mail, return receipt requested (even if delivery is rejected), or delivered by hand and securing a receipt therefor.

10. BUSINESS PURPOSE. This Note evidences a loan intended only for business and commercial (excluding agricultural) purposes, and Maker and all other parties liable under this Note hereby represent, warrant and certify that the proceeds hereof shall be used exclusively for such purposes.

11. WAIVERS. Maker waives all recourse to suretyship and guarantor defenses generally, including but not limited to any extensions of time for payment or performance which may be granted to Maker or to any other party, any modifications or amendments to this Note, or any Loan Document, any act or omission to act by or on behalf of the holder hereof, any acceptance of a late payment or a series of late payments by holder, any release, disposition or substitution of security, any release of a liable party or parties, and all other indulgences of any type which may be granted by the holder hereof to any or all of Maker or any other party liable hereunder.

12. PAYMENT OF COSTS. Maker and all other parties liable hereunder also agree to pay all reasonable costs and expenses of any nature, whether incurred in or out of court, and whether incurred before or after this Note shall become due at the Maturity Date, whether before or after declaration of default, including but not limited to reasonable attorneys’ fees and costs, which the holder hereof may deem necessary or proper in connection with the collection or satisfaction of the indebtedness evidenced hereby or in the evaluation, inspection, administration, supervision, preservation, cleanup, or protection (including but not limited to the maintenance of adequate insurance) of or realization upon any collateral security.

13. SUBMISSION TO JURISDICTION; WAIVER OF SERVICE AND VENUE; ETC. Maker hereby submits to the jurisdiction of any state or federal court located within the State of Maine in connection with any suits or proceedings arising from, under or in connection with this Note or any Loan Document.

14. SET-OFF. Any deposits or other sums at any time credited by or due from the holder to any Maker, endorser or guarantor hereof and any securities or other property of any such Maker, endorser or guarantor, at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such Maker to the holder. Regardless of the adequacy of collateral, the holder may during the continuance of any event of default (beyond any applicable cure period) apply or set-off such deposits or other sums against such liabilities at any time in the case of Maker but only with respect to matured liabilities in the case of endorsers and guarantors.

15. MERGER; TITLES; APPLICABLE LAW. The Note is intended by Maker and Lender as a final expression of the agreement of the parties with respect to the subject matter hereof. Parole (i.e., oral or verbal) or extrinsic evidence of any nature, course of prior dealing between the parties, and usage of trade shall not be used to supplement or modify any term hereof. The section titles contained in this Note are for convenience only and shall not affect the construction or meaning of this Note. This Note shall be construed in all respects in accordance with, and shall be governed by, the laws of the State of Maine. If any obligation or portion of this Note is determined to be invalid or unenforceable under law, it shall not affect the validity or enforcement of the remaining obligations or portions hereof.

16. COLLATERAL AND OTHER SECURITY. This Note is secured by first Mortgages of even date, which Mortgages encumbers certain real property located at (i) 21801 Tungsten Road, Euclid, Ohio, and (ii) 460 Jay Street, Coldwater, Michigan.

17. SUBORDINATION. This Note is subject to the terms of that certain Subordination Agreement by and among Maker, Lender and Wells Fargo Bank, National Association of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”). Lender, any assignee and any other holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement.

[SIGNATURE PAGE FOLLOWS]

This Note is to take effect as a sealed instrument, and time shall be of the essence for all of its provisions, as of the date first above written.

MAKER:

H.C. Starck Solutions Euclid, LLC

By:	Elmet Technologies LLC
Its:	Sole Member

/s/ Peter V. Anania
By:	Peter V. Anania
Title:	President, Duly Authorized

H.C. Starck Solutions Coldwater, LLC

By:	Elmet Technologies LLC

/s/ Peter V. Anania
By:	Peter V. Anania
Title:	President, Duly Authorized

Elmet Technologies LLC

/s/ Peter V. Anania
By:	Peter V. Anania
Title:	President, Duly Authorized